Exhibit 8.2

Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601-9703
(312) 558-5600

August 14, 2008

Wendy's International, Inc.

4288 West Dublin-Granville Road

Dublin, Ohio 43017-0256

Re:	Registration Statement on Form S-4 (Registration Number 333-151336)

Ladies and Gentlemen:

We have acted as special tax counsel for you in connection with the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 23, 2008, by and among Triarc Companies, Inc. ("Triarc"), a Delaware corporation, Green Merger Sub, Inc. ("Merger Sub"), an Ohio corporation and wholly-owned subsidiary of Triarc, and Wendy's International, Inc. ("Wendy's"), pursuant to which Merger Sub shall merge with and into Wendy's (the "Merger").

Capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement. All section references in this letter are to the Internal Revenue Code of 1986, as amended (the "Code"), unless otherwise provided.

This opinion letter addresses the U.S. federal income tax issues on which you have requested our opinion and is being delivered to you in connection with the Registration Statement ("Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") which includes the Prospectus of Triarc and the Proxy Statement of Triarc and Wendy's (the "Joint Proxy Statement/Prospectus").

In providing this opinion, we have reviewed the following documents:

(a)	the Merger Agreement;
(b)	the Registration Statement;
(c)	the representation letter dated August 13, 2008, from Triarc to us; and
(d)	the representation letter dated August 13, 2008, from Wendy's to us (together with the preceding, the "Tax Representation Letters");

together with such other documents and certificates we have deemed relevant or necessary (collectively, the "Relevant Documents"). We have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the capacity of each party executing a document to so execute, and that all documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof.

We have further assumed (i) that any representation, warranty or statement made in any Relevant Document is true, complete, and correct at all times up to and including the Effective Time; (ii) as to all matters as to which any person or entity represents that it is not a party to or, does not have, or is not aware of any plan, intention, understanding or agreement, that there is in fact no such plan, intention, understanding or agreement; (iii) that officers of Triarc and Wendy's who have signed the Tax Representation Letters on behalf of those respective entities are knowledgeable concerning the matters and are authorized to make all of the representations set forth therein; (iv) that all covenants contained in the Relevant Documents will be performed without waiver or breach of any material provision thereof; and (v) that the Merger Agreement and Registration Statement accurately describe the material facts of the Merger and all related transactions.

As to any facts material to our opinion, we have, with your consent, relied on the representations, warranties, and statements made in the Relevant Documents by the respective parties thereto. We have not undertaken any independent investigation or verification to determine the existence or absence of any facts, and no inference as to our knowledge concerning any facts should be drawn as a result of the representations that the information presented in the Relevant Documents or otherwise furnished to us accurately and completely describes all material facts relevant to this opinion.

The inaccuracy of any of the representations, warranties or statements in the Relevant Documents on which we relied, the breach or waiver of any covenant in any Relevant Document, the alteration of any of the other facts upon which we relied, or the inaccuracy of any of the other assumptions set forth herein may adversely affect our opinion.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth in the Registration Statement, we hereby confirm our opinion set forth under the heading "Material U.S. Federal Income Tax Consequences" in the Joint Proxy Statement forming part of the Registration Statement.

We express no opinion as to the U.S. federal income tax consequences of any other transaction, including the conversion of each share of Triarc Class B common stock into one share of common stock of Wendy's/Arby's Group, Inc. (the name to which Triarc will change when the Merger is completed). We also do not express an opinion under any state, local, or foreign laws, or with respect to other areas of U.S. federal taxation.

Our opinion is based upon the current provisions of the Code, as amended, currently applicable Treasury Regulations promulgated or proposed under the Code, currently published administrative rulings and procedures, judicial decisions, and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretations, both prospectively and retroactively, and such changes or interpretations, as well as any change in the facts as they have been represented to us or assumed by us, could affect our opinions.

Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service ("IRS") or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations, rulings, or procedures issued in the future.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement including the Joint Proxy Statement/Prospectus and to the use of our firm name under the headings "Material U.S. Federal Income Tax Consequences" and "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Winston & Strawn LLP